Exhibit 4.1

July 18, 2012

Matt Paseka

Wells Fargo Shareowner Services

1110 Centre Pointe Curve, Suite 101

Mendota Heights, MN 55120

RE:	National Fuel Gas Company
Shareholder Rights Agreement
Letter of Appointment as Successor Rights Agent

Dear Mr. Paseka:

National Fuel Gas Company (“the Company”) is pleased to hereby appoint Wells Fargo Bank, National Association, a national banking association organized under the laws of the United States of America (the “Bank”), effective August 1, 2012, as the Company’s successor Rights Agent under that certain Amended and Restated Rights Agreement dated as of December 4, 2008 between National Fuel Gas Company (the “Company”) and The Bank of New York (the “Agreement,” a copy of which is incorporated in the Company’s Form 10-K for Fiscal 2011).

Please evidence the Bank’s acceptance of this appointment by having an appropriate Bank officer execute both duplicate originals of this Appointment Letter, and returning one to me. Please also consider your receipt of this Appointment Letter to satisfy the requirement of Section 21 of the Agreement that the Bank (in its capacity as the Company’s Transfer Agent and Registrar) receive a copy of this appointment.

Very truly yours, NATIONAL FUEL GAS COMPANY

By:	/s/ James R. Peterson
James R. Peterson Assistant Secretary

ACCEPTED AND AGREED TO:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By /s/ Todd J. May
Name: Todd J. May
Title SVP